Report of Independent Registered Public Accounting Firm

To the Audit Committee of Computershare Trust Company, National Association

We have examined Computershare Trust Company, National Association’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the residential mortgage-backed securities (“RMBS”) transactions backed by pools of residential mortgage loans and/or backed by RMBS, for which the Company provides master servicing services either directly in the related role for such services or as the agent of the party performing such services, and for which either (a) some or all of the issued securities for such RMBS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such RMBS transactions were privately offered pursuant to an exemption from registration and the Company (and/or the party for whom it acts as agent) has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions for which the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government-sponsored entity, other than certain RMBS transactions for which the offered securities were issued, sponsored and/or guaranteed by the Federal Deposit Insurance Company (the “RMBS Master Servicing Platform”) described in the accompanying Assessment of Compliance with the Applicable Servicing Criteria: Computershare Corporate Trust – RMBS Master Servicing Platform, as of December 31, 2022 and for the year then ended, excluding criteria 1122(d)(3)(i)(C), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the RMBS Master Servicing Platform; provided however that, with respect to the RMBS Master Servicing Platform (a) servicing criterion 1122(d)(1)(v) is applicable only to the aggregation of information received and the conveyance of such information, in each case, as required by the transaction agreements; (b) servicing criteria 1122(d)(3)(i)(A),(B) and (D) are applicable only to aggregate and provide loan-level data to the appropriate transaction party in accordance with the transaction agreements; (c) servicing criterion 1122(d)(3)(ii) is applicable only to make remittances to various transaction parties in accordance with the timeframes set forth in the transaction agreements; and (d) servicing criterion 1122(d)(4)(iii) is applicable only to the process of making or effecting an addition, removal or substitution to the asset pool in accordance with the transaction agreements. As described in management's assertion, for servicing criteria 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Compliance and Disclosure Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act ("Interpretation 200.06"). As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 200.06. Appendix A to management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the RMBS Master Servicing Platform. Computershare Trust Company, National Association’s management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the applicable servicing criteria, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the RMBS Master Servicing Platform, testing of selected servicing activities related to the RMBS Master Servicing Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(2)(v) of Regulation AB applicable to the Company during the period ended December 31, 2022. As required by Item 1122(d)(2)(v) of Regulation AB, each custodial account should be maintained at a federally insured depository institution as set forth in the transaction agreements. There are certain custodial accounts which were not maintained at a federally insured depository institution because they did not satisfy account eligibility requirements.

In our opinion, except for the material noncompliance described in the preceding paragraph, Computershare Trust Company, National Association complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2022 for the RMBS Master Servicing Platform, in all material respects.

Schedule B (“Management’s Discussion of the Material Instance of Noncompliance”) of the Company’s Assessment of Compliance with the Applicable Servicing Criteria: Computershare Corporate Trust – RMBS Master Servicing Platform is not covered by PwC’s examination report.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 24, 2023

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210

T: (617) 530 5000, www.pwc.com/us